SCHEDULE 14A INFORMATION
            REQUIRED IN PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant {   }

Filed by a Party other than the Registrant { x }

Check the appropriate box:

{   }   Preliminary Consent Statement

{   }   Confidential, for Use of the Commission Only (as Permitted by  Rule 14a-
        6(e)(2))

{   }   Definitive Consent Statement

{ x }   Definitive Additional Materials

{   }   Soliciting Material Pursuant to  Section  240.14a-11(c) or Section  240.
        14a-12


                                  DESIGNS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            JEWELCOR MANAGEMENT, INC.
     (NAME OF PERSON(S) FILING DEFINITVE ADDITIONAL MATERIAL, IF OTHER THAN
                                   REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

{ x } No Fee required.

{   } Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11:


                      VOTE FOR DIRECTORS THAT ARE COMMITTED
                         TO INCREASING STOCKHOLDER VALUE



                                                               December 24, 1998



Dear Fellow Stockholder:

         Happy Holidays. As a stockholder of 1,570,200 shares (or 9.9%) of Designs, Inc. (the "Company"), Jewelcor Management, Inc. ("JMI") is deeply concerned by the substantial decline in the market price of the Company's common stock, the decrease in comparable store sales and the Company's substantial operating losses. As a result of the Company's poor performance history, JMI believes that a change in the Company's Board of Directors is necessary to enhance stockholder value.

         Toward that end, JMI is seeking your written consent to: (1) remove all of the current members of the Board of Directors of Designs, Inc. (the "Company"), with the exception of Stanley I. Berger, the founder and current Chairman of the Company, (2) elect Seymour Holtzman, Deborah M. Rhem-Jackson, Peter R. McMullin, Steve R. Tomasi and Jesse H. Choper (the "JMI Nominees") to the Board of Directors, (3) amend certain provisions of the Company's By-Laws and (4) repeal any amendments to the By-Laws adopted subsequent to December 11, 1995 and prior to the effectiveness of the proposals (the "Proposals") summarized above and set out in detail in the Consent Statement, dated December 21, 1998 (the "Consent Statement"), that accompanied this letter.

         In making your decision, JMI asks that you take particular note of the following recent developments:

         * Stanley I. Berger, the founder and Chairman of the Company and the owner of 958,606 shares of the Company's common stock (excluding options) has delivered to JMI his written consent in favor of the Proposals.

         * Mr. Berger, who has a 20 year relationship with Levi, Strauss & Co., has indicated to JMI his willingness to continue as the Chairman of the Board of the Company.

                 TAKE A LOOK AT THE COMPANY'S RECORD OF FAILURE


         Based upon its review of the Company's business and financial results, JMI firmly believes that the strategic business plan of the Company as designed and implemented by the existing Board and management has been a complete failure for the Company and its stockholders.

         Examples of the results of this failure can be seen from information reported by the Company:

         * The Company reported an operating loss of approximately $46.1 million (approximately $21.6 million of which represents a pre-tax nonrecurring charge) for the fiscal year ended January 31, 1998.

         * The Company reported an operating loss of approximately $5.0 million for the quarter ended May 2, 1998.

         * The Company reported an operating loss of approximately $5.1 million for the quarter ended August 1, 1998.

         * The Company reported an operating loss of approximately $15.2 million (approximately $13.4 million of which represents a pre-tax nonrecurring charge) for the quarter ended October 31, 1998.

         The market price of the Company's common stock has declined significantly over the last four years. The closing price for the Company's common stock on December 31, 1994, the month in which Mr. Reichman became Chief Executive Officer was $7.00. The closing price for the Company's common stock on November 25, 1998, the business day preceding the filing by JMI of its initial
Schedule 13D, was $.69 -- a decline of $6.31 or approximately 90%. The charts attached as annexes hereto clearly reflect the poor performance of the Company under its current Board of Directors.

         Although we can't necessarily take credit for it, we are pleased to note that after the filing of the preliminary consent solicitation materials by JMI with the Securities and Exchange Commission on December 7, 1998, the market price of the Company's common stock has increased from $1.22 per share to a closing price of $2.00 per share (or approximately 64% per share) on December 22, 1998.

              JMI NOMINEES ARE COMMITTED TO SELLING THE COMPANY IF
                    IN THE BEST INTERESTS OF THE STOCKHOLDERS

         As disclosed in the Consent Statement, the intent of the JMI Nominees, if elected, is to immediately undertake a review of the Company's business plan and management to determine a definitive plan to enhance stockholder value. In addition to the more detailed plans with respect to proposed changes to the Company's operations that the JMI Nominees would seek to undertake, the Consent Statement also states that the JMI Nominees will consider all other options to enhance stockholder value, including, but not limited to, the sale or merger of the Company.

         As you are aware, on December 11, 1998, the Company announced that it was considering strategic alternatives, including a possible sale of the Company. In keeping with their stated intention to consider all options to enhance stockholder value, the JMI Nominees are committed to continuing any process begun by the Company with respect to the sale of the Company in order to enhance stockholder value. The JMI Nominees, if elected, will immediately evaluate the sale process and, if in the best interests of the Company and its stockholders, intend to continue to allow the process to proceed and be managed by the Company's current financial advisor, Shields & Company, Inc. The JMI Nominees, if elected, may seek to replace Shields & Company, Inc. in the event that Shields & Company is unable to find an acceptable buyer for the Company.

         JMI believes that it is essential that any transaction involving the sale of the Company be administered by Mr. Berger and the JMI Nominees rather than the current Board for the following reasons:

         * The current Board is responsible for a $71.4 million loss over the 21 months ended October 31, 1998.

         * The current Board, with the exception of Mr. Berger, only owns approximately 102,000 shares of the Company's common stock (excluding options). As stated previously, JMI owns 1,570,200 shares of the Company's common stock, which is approximately 15 times more than the ownership interest of the current members of the Board, excluding the shares held by Mr. Berger.

         * Stockholders should take note of the fact that the Board determined, only after JMI filed its preliminary Consent
                            ----------------------------------------------------
              Statement,  that  seeking to  maximize  value in the near term (by
              ---------
              considering strategic alternatives, including the possible sale of the Company) is in the best interest of the Company's stockholders. Stockholders could reasonably question the current Board's continued commitment to the sale process if they are ultimately successful in opposing JMI's consent solicitation to replace the Board.

         Moreover, the Board is not obligated to disclose the price of any transaction it determines not to accept, and there can be no assurance that the Board would not seek to implement shark repellents or other anti-takeover devices to hinder a transaction that it does not want to accept.

         Furthermore, JMI is concerned that, in connection with any sale or merger of the Company, the current Board, which includes the current president and chief executive officer of the Company, might negotiate:

         * substantial incentive fees for management in connection with a sale or merger

         *    substantial   sign-up   bonuses  with  the  acquirer  for  current
              management

         *    substantial break-up fees if the transaction isn't completed

         * the granting of cheap options to a potential acquirer to purchase up to 19.9% (approximately 3.1 million shares) of the common stock of the Company

         The payments of these amounts could reduce the amount of money realized by the stockholders of the Company in a sale or merger of the Company. If elected, the JMI Nominees would seek to ensure a level playing field among all potential buyers of the Company.


                              STRATEGY PENDING SALE

         Notwithstanding a sale or merger to enhance stockholder value, the Company must immediately continue to reduce the overhead costs and carry out other cost saving measures. The JMI Nominees, if elected, would seek to more significantly reduce administrative and other overhead expenses from those recently proposed by the Company so that the Company can become a true low cost retail operator with a goal of creating a sustainable competitive advantage. Specifically, the JMI Nominees would seek to:

         * close the remaining retail stores and focus entirely on the Company's factory outlet discount stores carrying Levi's(R) and Dockers(R) brand name merchandise

         *    move to substantially smaller and less expensive office space

         * ask that the executive officers of the Company agree to a cut in salary until such time as the Company is sold or returns to profitability

         * reduce the new Board members' compensation by 25% of the amount to which directors are currently entitled with such compensation to be paid in common stock of the Company

         Furthermore, Seymour Holtzman has stated that he does not intend to accept any salary from the Company.

                             YOUR VOTE IS IMPORTANT
                       VOTE YOUR WHITE CONSENT CARD TODAY

         As a stockholder of the Company, you need to decide if you are satisfied with the current management, operation and profitability of the Company. If you are not satisfied, it is time to change the leadership of the Company. The current members of the Company's Board of Directors should be removed, with the exception of Mr. Berger, and the JMI Nominees elected to the Board.

         Since time is of the essence, JMI urges you to immediately complete, sign, date and return the enclosed WHITE consent card to D.F. King & Co., Inc. at the address set forth below. If your shares are held in the name of a brokerage firm, bank nominee or other institution, you should contact the person responsible for your account and give instructions for the WHITE consent card to be signed and returned.

         If you should have any questions, please feel free to contact:

         D.F. King & Co., Inc.
         77 Water Street, 20th Floor
         New York, NY  10005
         1-800-431-9643 (toll free)

         or

         Seymour Holtzman or Richard Huffsmith
         Jewelcor Management, Inc.
         100 North Wilkes-Barre Blvd
         Wilkes-Barre, PA  18702
         1-800-880-6972 (toll free)


         Thank you for your support.

                                         Sincerely,

                                         Jewelcor Management, Inc.
                                         /s/ Seymour Holtzman
                                         ---------------------------------------
                                         Seymour Holtzman, Chairman, Chief
                                         Executive Officer and President

            Operating Income (Loss) & Stock Price History (Chart 1)

The following performance graph compares the operating income (loss) of the Company versus its stock price for the periods set forth below.


                              [PERFORMANCE GRAPH]



                                 28-Jan-95           3-Feb-96       1-Feb-97       31-Jan-98      30-Oct-98
                                 ---------           --------       --------       ---------      ---------
Operating Income (Loss) ($000)     27,531              15,545         9,890         (46,179)       (25,506)
Stock Price ($)                      7.75                6.13          6.00            2.19           0.69



               Comparison Of Five Year Cumulative Return (Chart 2)


The following performance graph compares the Company's cumulative stockholder return with that of a broad market index (Standard & Poor's Industrials Index) and one published industry index (Standard & Poor's Retail, Speciality-Apparel, Index) for each of the most recent five years ended January 31. The cumulative stockholder return for shares of Common Stock and each of the indices is calculated assuming that $100 was invested on Januray 31. The performance of the indices is shown on a total return (dividends reinvested) basis. Source:
Standard & Poor's Compustat Services, a division of The McGraw-Hill Companies.


                               [PERFORMANCE GRAPH]


This stock performance graph shows that if $100 was invested in January 1993, the ending value in January 1998 of the $100 invested would be the following:

S&P Industrials Index                        $249.79
S&P Retail (Specialty-Apparel) Index         $186.55
Designs, Inc. (DESI)                         $ 11.51